                                                                Exhibit 10.123
                                                                 Tiffany & Co.
                                                           Report on Form 10-K
                                                              Fiscal Year 1996


                                    AGREEMENT

THIS AGREEMENT is made effective the first day of February, 1997 by and between TIFFANY AND COMPANY, a New York corporation with its principal office at 727 Fifth Avenue, New York, NY 10022 ("Tiffany") and ELSA PERETTI of 2 Avenue de Citronniers, Monte Carlo, Monaco ("Peretti") in consideration of the mutual promises contained below:

                                    ARTICLE I
                                  Defined Terms

For the purposes of this Agreement the following terms shall have the meanings indicated below:

      "Affiliated Company" means a company controlling, under common control with or controlled by Tiffany, directly or indirectly. A person is "non-Affiliated" if it is not an Affiliated Company.

      "Consolidated Advertising Expenditure" means the consolidated fully allocated cost of product advertising incurred in the Territory by Tiffany and its Affiliates, including media cost, production cost, licensed properties and agency fees. Consolidated Advertising Expenditure will be calculated on a Fiscal Year basis.

      "Consolidated Net Sales" means all proceeds paid or payable to Tiffany or any of its Affiliated Companies in consequence of the first sale in the Territory to any non-Affiliated purchaser of any product, whether at wholesale or retail, net of any returns of products accepted by Tiffany or its Affiliates, during the Fiscal Quarter in question, exclusive of any separately itemized charges to the purchaser for taxes, shipping, packing, duties, insurance, freight, handling, engraving, customization and the like, all as determined by the consolidated books of accounts of Tiffany & Co., a Delaware corporation, on a consistent basis. In the event that a sale of a product is transacted in a currency other than the U.S. dollar, the proceeds of such sale shall be converted to U.S. dollars at the same exchange rate used by Tiffany & Co. to account for such sales on its books of account.

      "Copyright Notice" means a notice stamped, engraved, printed or otherwise attached to a Peretti Product, in form satisfactory to Peretti, indicating that Peretti claims copyright in the design of the Peretti Product in question.

      "Corporate Sales Representatives" means sales personnel who specialize in the sale of Tiffany Merchandise for use by businesses (not for purposes of resale) throughout the United States and such sales personnel connected with other Tiffany Stores in the Territory.

      "Exclusive Products" mean (i) all Peretti Jewelry, (ii) all Peretti Objects sold by Tiffany prior to the effective date of this Agreement and
      (iii) any Peretti Objects later made subject to this Agreement by Peretti as provided in Section 6.1 below.

      "Fiscal Year" means each 12-month period ending on January 31 and "Fiscal Quarter" means each of the three-month periods ending as of the last day of April, July, October and January.

      "Net Peretti Sales" means all proceeds paid or payable to Tiffany or any of its Affiliates in consequence of the first sale to any non-Affiliated purchaser of a Peretti Product, whether at wholesale or retail, net of any returns of Peretti Products accepted , during the Fiscal Quarter in question, exclusive of any separately itemized charges to the purchaser for taxes and other such items ordinarily excluded in calculating net sales, all as determined by the consolidated books of accounts of Tiffany & Co., a Delaware corporation, on a consistent basis. In the event that a sale of a Peretti Product is transacted in a currency other than the U.S. dollar, the proceeds of such sale shall be converted to U.S. dollars at the same exchange rate used by Tiffany & Co. to account for such sales on its books of account.

      "Peretti Copyrights" means the copyrights for the Peretti Designs whether or not the copyrights to such designs have been registered in any jurisdiction.

      "Peretti Designs" means Elsa Peretti's designs for products.

      "Peretti Jewelry" means Peretti Products that are rings, pins, bracelets, brooches, pendants, belts, earrings and comparable items, including bottles and flasks, which are worn or carried for personal adornment.

      "Peretti Objects" means Peretti Products other than Peretti Jewelry, such as, but not limited to, silver flatware and earthenware.

      "Peretti Products" mean products made from the Peretti Designs, including Peretti Jewelry and Peretti Objects.

      "Peretti Trademarks" means one or more of the trademarks ELSA PERETTI, Elsa Peretti (written in stylized signature script), PERETTI, the bean design, DIAMONDS BY THE YARD and PEARLS BY THE YARD.

      "Rights" mean the rights granted by Peretti to Tiffany under the Peretti Trademarks and the Peretti Copyrights under Article II of this Agreement.

      "Selection" means a selection of Peretti Products that is representative of the full collection of Peretti Products, but suitable to the space available and display environment in the Tiffany Store, as agreed upon from time to time with Peretti; such selection shall include Peretti Jewelry, and, if tabletop merchandise is offered, Peretti Objects shall also be offered.

      "Territory" means the countries listed on Schedule T attached, as such schedule may be amended by agreement of Tiffany and Peretti made from time to time.

      "Tiffany Merchandise" means merchandise bearing the Tiffany Trademarks.

      "Tiffany Trademarks" means any one or more of the trademarks TIFFANY, TIFFANY & CO. or T&CO.

      "Tiffany Store" means a retail store or in-store boutique devoted to the authorized sale of Tiffany Merchandise.

                                   ARTICLE II
           Peretti To Allow Tiffany to Use Her Trademarks and Designs

2.1 Peretti hereby grants Tiffany the right to apply the Peretti Trademarks to the Peretti Products and to use the Peretti Trademarks to promote, advertise, display and sell the Peretti Products throughout the Territory.

2.2 Subject to Section 2.5 below, Peretti hereby grants Tiffany the right to use the Peretti Designs under the Peretti Copyrights to make, have made, promote, import, export, advertise, display and sell Peretti Products throughout the Territory.

2.3   The Rights shall be exclusive to Tiffany for Exclusive Products.

2.4 Rights granted under this Article I may be exercised by Tiffany's Affiliated Companies and are subject to all the other terms, conditions, limitations and obligations under this Agreement and are limited to the Territory.

2.5 All rights in the Peretti Designs, the Peretti Trademarks and the Peretti Copyrights which are not specifically granted to Tiffany by this Agreement are reserved to Peretti for her sole use.

                                  ARTICLE III

                       Tiffany to Pay Peretti Royalties

3.1 Tiffany agrees to pay Peretti a basic royalty of Three Hundred Thousand Dollars ($300,000) per Fiscal Year. This royalty will be payable in four equal installments within thirty (30) days following the end of each Fiscal Quarter for so long as this Agreement remains effective and Peretti remains alive.

3.2 In addition to the basic royalty, Tiffany agrees to pay Peretti a royalty of Five Percent (5%) of Net Peretti Sales. This royalty shall be payable within thirty (30) days following the end of each Fiscal Quarter and will be accompanied by a written report of Net Peretti Sales prepared by Tiffany in such detail as Peretti may reasonably require.

3.3 All royalties shall be payable in U.S. Dollars and will be subject to such withholding for taxes as Tiffany is required to make under U.S. Law.

                                   ARTICLE IV
            Presentation of Collection and Approved Channels of Trade

4.1 Tiffany will display the full collection of Peretti Products for sale in its flagship store in New York City and a Selection of Peretti Products in all other Tiffany Stores within the Territory.

4.2 Peretti Jewelry may be offered to selected non-Affiliated retailers who purchase TIFFANY brand merchandise through Tiffany's trade division for resale in the United States and in other countries approved in writing by Peretti.

4.3 Peretti Products may be offered through catalogs in the United States and in other countries approved in writing by Peretti.

4.4 Peretti Products may be offered through Corporate Sales Representatives in the Territory.

4.5 A complete listing of all Peretti Products, with photographs and descriptions, will be maintained and communicated to Peretti by Tiffany and Tiffany will send to Peretti a copy of same for use by Peretti and Tiffany.

4.6 Tiffany will provide Peretti on an annual basis with a list of all stores, boutiques and trade accounts in which Peretti Products are sold and will consult with her on the opening of new stores. Such list dated as of January 31, 1997 will be provided to Peretti at Tiffany's earliest convenience.

4.7 Tiffany will prepare and provide to Peretti a photographic record of the Peretti Product display in Tiffany's New York store as of February 1997 for use by Peretti and Tiffany.

                                   ARTICLE V

                       Manufacturing and Quality Control

5.1 The Peretti Trademarks will not be applied to, or used in connection with the sale of, any products which have not been manufactured in strict conformance with the Peretti Designs and with standards of quality in materials and workmanship established by Peretti.


5.2 Only manufacturing techniques approved by Peretti will be used in the production of Peretti Products.

5.3 Peretti shall have the right at any time during regular business hours to conduct examinations of Peretti Products manufactured or being manufactured by or for Tiffany to determine compliance with her designs and standards. If at any time any Peretti Products fail to conform to such designs or standards, Peretti shall notify Tiffany. Upon such notification, Tiffany shall not sell such nonconforming products until Peretti's standards of quality have been met.

5.4 Tiffany agrees to furnish to Peretti or her representatives samples of Peretti Products as she or her authorized representatives may request from time to time in quantities sufficient for inspections and tests to assure conformance with her standards and designs. Upon completion of such inspections and tests, Peretti shall return such inspected and tested samples, if requested by Tiffany. Tiffany shall bear the cost of transportation of such samples to Peretti or her representative and for return of such samples to Tiffany, as well as the risk of loss or damage to such samples.

5.5 On a regular basis Tiffany will discuss with Peretti its plans for the manufacture of Peretti Products.

5.6 Tiffany will continue to place orders for manufacture of certain Peretti Products with manufacturers in Spain who have been designated by Peretti and who have, for many years, provided Peretti Products meeting the quality standards of Peretti and Tiffany. It is understood that such manufacturers must continue to meet existing quality, price and delivery standards.

5.7 Tiffany agrees to compensate Peretti for all quality control services performed by her or her representatives outside the United States.

5.8 Tiffany will provide to Peretti a sample of each Peretti Object that is not presently included in the collection of Peretti Products now maintained by Peretti in San Marti-Vell, Spain and a sample of each item of Peretti Jewelry rendered in silver, other than items of Peretti Jewelry that are manufactured in Spain.

                                  ARTICLE VI

                                   New Designs

6.1 Peretti shall be under no obligation to produce any new Peretti Designs for Tiffany. If new designs are created by Peretti and provided by her to Tiffany for production of Peretti Products, they will then become subject to this Agreement.

6.2 It is understood that Peretti will perform all design work outside the United States.

                                   ARTICLE VII
                            Advertising and Catalogs

7.1 Tiffany will use its best efforts to continue the successful support of sales of Peretti Products through advertising and promotion in the Territory.

7.2 As a percentage of Consolidated Advertising Expenditure, amounts expended by Tiffany and its Affiliated Companies to advertise Peretti Products in any Fiscal Year will equal or exceed the percentage derived by dividing Net Peretti Sales by Consolidated Net Sales for the previous Fiscal Year.

7.3 All advertising for Peretti Products will be subject to Peretti's approval as to both copy and graphic design, and Peretti will have the right to approve all photography used.

7.4 Tiffany will use photography created by the photographer Hiro or any other photographer of comparable stature that Peretti may specify in advertising for Peretti Products. Tiffany will purchase unlimited rights to reproduce and use for commercial purposes any such photography created after the date of this agreement. Tiffany will fully transfer such rights to Peretti. Peretti, in turn, agrees to permit Tiffany to use such photography without usage fee for the advertising of Peretti Products.

7.5 Tiffany will consult with Peretti or her representative on all aspects of the advertising and promotion of Peretti Products. Tiffany will make presentations to Peretti of its advertising and promotional plans, including media, prior to the start of each Fiscal Year and at other times as requested by Peretti.

7.6 All references to Peretti Products inserted in catalogs and other media shall be subject to Peretti's approval as to both copy and graphic design and Peretti will have the right to approve all photography used.

                                  ARTICLE VIII
                                Promotional Work

8.1 Peretti retains absolute approval authority with respect to any promotional appearance suggested by Tiffany and will make herself available to Tiffany for promotional appearances in support of sales of Peretti Products only at times convenient to her.

8.2 Tiffany will promptly reimburse to Peretti all reasonable expenses incurred by Peretti in connection with her promotional appearances for Tiffany, including round-trip, first-class air transportation (including to and from Europe) and first-class hotel accommodations for Peretti and any one person designated by Peretti to accompany her.

                                   ARTICLE IX
                                 Retail Pricing

9.1 Tiffany will establish retail prices for Peretti Products in a manner that provides fair value to the consumer, and that achieves an average gross margin consistent with such margin achieved by Tiffany in its New York store, or less.

9.2 Peretti Products will not be subject to advertised promotional pricing or inventory liquidation events.

9.3 Tiffany shall consult with Peretti concerning the retail pricing of Peretti Products and give due consideration to her opinion.

                                    ARTICLE X
                              Term and Termination

10.1 This Agreement shall continue in effect indefinitely, subject to termination by either Peretti or Tiffany. Termination shall be effective six (6) months following written notice of termination given by either party.

10.2 Following the effective date of termination, Tiffany shall have a period of one (1) year during which it may use the Rights to sell all Peretti Products that Tiffany had on-hand or on-order as of the effective date of termination. At the conclusion of such one (1) year period, Tiffany will offer to sell to Peretti or her designee, such Peretti Products as remain on-hand at Tiffany's cost for such Peretti Products. If Peretti or her designee fails to purchase all such Peretti Products remaining on hand, Tiffany may continue to sell such Peretti Products using the Rights. All sales made by Tiffany under this Section 9.2 (except for sales made to Peretti or her designee) shall be subject to the payment of royalties as provided for in Section 2.2 above.

10.3 Termination of this Agreement shall not relieve either party from any obligation incurred under this Agreement prior to termination. Tiffany shall continue to have the obligation to pay royalties on and make reports of Net Peretti Sales, including sales made after the effective date of termination as permitted in Section 9.2 above.

                                   ARTICLE XI

                 Protection of Peretti Trademarks and Copyrights

11.1 Tiffany admits the validity of, and agrees not to challenge, the Peretti Trademarks and the Peretti Copyrights. This admission shall remain in effect following the termination of this Agreement for any reason.

11.2 Tiffany agrees that any and all rights that may be acquired by the use of the Peretti Trademarks shall be for the sole benefit of Peretti. Tiffany further agrees that, so long as this Agreement remains effective, Tiffany will undertake, at its own cost and expense and as Peretti's agent, through attorneys acceptable to Peretti, to complete, renew and keep in effect the registration of the Peretti Trademarks in such product categories reasonably necessary to cover the Peretti Products in all countries within the Territory. Peretti agrees that Tiffany shall be her agent for that purpose. Peretti further agrees to execute all papers and provide such other cooperation reasonably requested by Tiffany or such attorneys to effect further registration of, maintenance and renewal of the Peretti Trademarks.

11.3 Tiffany agrees to execute all papers and provide such other cooperation reasonably requested by Peretti or her agents to effect further registration of, maintenance and renewal of the Peretti Trademarks and Peretti Copyrights and, where applicable, to record Tiffany as a registered user of the Peretti Trademarks. This obligation shall remain in effect following the termination of this Agreement for any reason.

11.4 In the event that Tiffany learns of any infringement or threatened infringement of the Rights in the Territory, Tiffany shall commence such proceedings or take such other steps as it believes reasonably necessary to protect its Rights, either in its own name or in Peretti's name, and Peretti will join in such action, provided that Tiffany shall bear all costs of such proceedings and shall be entitled to retain all proceeds. Tiffany will keep Peretti advised of any such steps taken. If Peretti wishes Tiffany to take action, including commencement of litigation, in addition to those steps taken by Tiffany, Peretti will so advise Tiffany. If Tiffany does not promptly agree to take such action, Peretti may institute such action, either in her own name or in Tiffany's name, and Tiffany will join in such action, provided that Peretti shall bear all costs of such proceedings and shall be entitled to retain all proceeds.

11.5 Peretti Products will be marked with the Peretti Trademarks, the Tiffany Trademarks and with the Copyright Notice.

11.6 Peretti represents that she owns the Peretti Copyrights and the Peretti Trademarks and that no other person has any rights in the Peretti Copyrights or the Peretti Trademarks.

11.7 In addition to its obligations under Sections 11.2 and 11.3 above, Tiffany may, at its sole election and expense, undertake, as Peretti's agent, through attorneys acceptable to Peretti, to effect the registration of the Peretti Trademarks in countries outside the Territory selected by Tiffany. Should Tiffany undertake registration of the Peretti Trademarks outside the Territory, Peretti agrees to give due consideration to recommendations given by Tiffany for expansion of the Territory to include such countries, but the expansion of the Territory, if at all, shall continue to be within Peretti's sole discretion.

                                   ARTICLE XII
             Assignment, Delegation and Binding Nature of Agreement

12.1 Any design services anticipated under this Agreement are to be performed personally by Peretti or under her direct supervision outside the United States.

12.2 Subject to the conditions stated below, Peretti may assign this Agreement and/or the right to receive royalties hereunder and all benefits hereunder, to any person (including any corporation, trust, partnership, limited liability company, foundation, estate or other legal entity):

            (a) while Peretti is alive, she alone will exercise or withhold the various approvals necessary under this Agreement (this condition will not apply if Peretti has assigned this Agreement to a person who is also the owner of the Peretti Trademarks and the Peretti Copyrights);

            (b)   no assignment will alter the provisions of Section 12.1 above;

            (c) if Peretti transfers ownership of the Peretti Trademarks and the Peretti Copyrights to any person, this Agreement shall be deemed assigned to such person; and

            (d) Peretti agrees that, so long as this Agreement remains effective, she will not split ownership of the Peretti Trademarks from the Peretti Copyrights.

12.3 Tiffany may not assign this Agreement or the benefits of this Agreement except as follows: Tiffany may assign the benefits of this Agreement, in whole or in part, to an Affiliated Company. Reference to Tiffany in this Agreement includes reference to any such Affiliated Company. Any attempt to assign this Agreement or the benefits of this Agreement to any other person shall be void.

12.4 This Agreement shall be binding upon the parties and their respective successors, heirs, estates, administrators and personal representatives and, subject to Sections 12.2 and 12.3 above, their assigns.

                                  ARTICLE XIII
                            Settlement of Differences

13.1 The provisions set forth in this Article XIII shall be the exclusive means of resolving disputes that arise under this Agreement.

13.2 Before resort to the arbitration provisions set forth in Section 13.3 below, the parties shall try to settle any dispute occurring between them by consultation with one another on a friendly and cooperative basis. To this end, Tiffany agrees that it shall always make its Chief Executive Officer available to Peretti for the purposes of discussing any problems or concerns that arise.

13.3 Any dispute, controversy or claim arising out of, relating to, or in connection with this Agreement, or the breach, termination or validity hereof, shall be finally settled by arbitration. The arbitration shall be conducted in accordance with the Rules of Conciliation and Arbitration of the International Chamber of Commerce in effect at the time of the arbitration, except as they may be modified in this Agreement. The seat of the arbitration shall be Paris, France, and it shall be conducted in the English language. The arbitrators shall not have the authority to award punitive or exemplary damages to either party but will have the authority to award reasonable attorneys' fees and other arbitration-related costs to the prevailing party. Any award, order or judgment made by such arbitration shall be in writing and shall be deemed final and binding on the parties and may be entered and enforced in any court of competent jurisdiction. The party initiating arbitration (the "Claimant") shall appoint its arbitrator in its request for arbitration (the "Request"). The other party (the "Respondent") shall appoint its arbitrator within 30 days of receipt of the Request and shall notify the Claimant of such appointment in writing. If the Respondent fails to appoint an arbitrator within such 30-day period, the arbitrators shall be appointed by the International Chamber of Commerce acting in accordance with its Rules of Conciliation and Arbitration, which shall promptly notify the parties of the appointments. Otherwise, the two arbitrators appointed by the parties shall appoint a third arbitrator within 30 days after the Respondent has notified Claimant of the appointment of the Respondent's arbitrator. When the third arbitrator has accepted the appointment, the two party-appointed arbitrators shall promptly notify the parties of the appointment. If the two arbitrators appointed by the parties fail or are unable so to appoint a third arbitrator or so to notify the parties, then the appointment of the third arbitrator shall be made by the International Chamber of Commerce acting in accordance with its Rules of Conciliation and Arbitration, which shall promptly notify the parties of the appointment. The third arbitrator shall act as Chair of the panel of arbitrators.

                                   ARTICLE XIV
                                  Miscellaneous

14.1 Complete Agreement. This Agreement, including all Schedules and Exhibits hereto, constitutes the entire agreement between the parties hereto with respect to the Rights. This Agreement may not be amended or modified orally, but only by a writing signed by Peretti or her authorized representative and by an officer of Tiffany.

14.2 Notices. All notices required or permitted to be given under this Agreement (other than notices necessary to give or request approvals in the ordinary course of business which shall be by ordinary mail or by facsimile) shall be in writing and, unless specifically provided otherwise in this Agreement, shall be deemed to have been given if personally delivered or if mailed by registered or certified mail, return receipt requested, postage prepaid, to the parties concerned at the addresses set forth below (or at such other address or addressees as Tiffany or Peretti may from time to time respectively designate by notice to the other in the manner provided herein for giving notice); notice so sent will be deemed effective, in the case of mail, on the tenth business day following the date of mail deposit, and in the case of hand delivery, when delivered:

            If to Tiffany to:

                  Tiffany and Company
                  727 Fifth Avenue
                  New York, NY  10022
                        Attn: Office of the Chief Executive Officer

            If to Peretti to:

                  Elsa Peretti
                  c/o
                  Roberta Terrinoni
                  00191 Roma, Italy
                  Via Rocca Porena, 18

            With a copy to:

                  Aldo Sabelli
                  Studio Legale Sabelli
                  00185 Roma, Italy
                  Via Parigi, 11

14.3 Headings. The headings of the Sections and Articles of this Agreement are for convenience only and do not limit or affect the terms and conditions of this Agreement.

14.4 Confidentiality. Neither Peretti nor Tiffany shall, at any time during the Term or thereafter, disclose or use for any purpose, other than as contemplated by this Agreement, any revealed or otherwise acquired confidential information or data relating to the business of the other, except to the extent such information is or has become publicly available through no act or failure of such other party.

14.5 Further Assurances. Each of the parties hereto agrees to execute, acknowledge and deliver all such further instruments and assurances, and to take all such further action, consistent with the terms of this Agreement, as shall be necessary or desirable to carry out this Agreement, and to consummate and effect the transactions contemplated hereby.

14.6 Governing Law. The parties hereto agree that this Agreement shall be interpreted, governed and construed pursuant to the laws of the State of New York applicable to agreements made and to be performed in said state.

14.7 Neither Party the Agent of the Other. Except as provided in Section 11.2 above, nothing contained in this Agreement shall be construed to confer or vest in either party any right or authority to act for or represent the other, nor to pledge the credit of the other party or contract any liability on the other party's behalf, nor shall either party be the employee of the other party.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first mentioned above.


/s/
   -------------------------------------
Miss Elsa Peretti

TIFFANY AND COMPANY


By:/s/
      ---------------------------------
      William R. Chaney, Chairman
      and Chief Executive Officer

                             Schedule T to Agreement Between Tiffany and Peretti
                                             Countries Included in the Territory


United States of America, including all territories, protectorates and possessions
Canada
Japan
Singapore
Australia
Italy
The United Kingdom
Switzerland
Germany